Exhibit 99.1

EON Resources Inc. Reports

Results for the Fiscal Year 2024

Position the Company for Future Growth

HOUSTON, TX / April 23, 2025 / EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”) is an independent upstream energy company with oil and gas properties in the Permian Basin. Today, the Company reports revenue and earnings for the fiscal year 2024.

Fiscal 2024 was a year when the management and field teams made huge strides to upgrade the operational condition of the field; stabilize production rates, which had declined by the time the Company closed on the acquisition of LH Operating, LLC (the “Acquisition”); and resolve Acquisition related issues. The Company believes it is now in a position for growth with a bright future ahead.

Key actions since the Acquisition that position the Company for a profitable future:

●	The Company entered into an agreement (the “Seller Agreement”) with Pogo Royalty, LLC (“Seller”) that will (i) restructure its balance sheet eliminating approximately $40 million in debt and obligations, and (ii) result in the purchase of a 10% Overriding Royalty Interest in all of the Company’s oil and gas properties. The closing with the Seller is expected to occur by the beginning of June 2025. Consideration to Seller is agreed to be $22 million in cash and the issuance of 3 million shares of the Company’s Class A common stock. The summary of the Agreement with Seller can be found in the Seller Agreement Press Release published on the Company’s website.

●	EON signed an expanded non-binding Letter of Intent (“LOI”) with Enstream Capital Management, LLC (“Enstream”) concerning a volumetric funding arrangement (“VMA”) and revenue sharing for $52.8 million. The funds will be used for the consideration to Seller, field development, and retirement of senior debt. A summary of the Enstream LOI Press Release appears on the Company’s website. We expect to close on this transaction by the beginning of June 2025.

●	As announced in its Horizontal Drilling Program Press Release, the Company conducted a study for horizontal drilling in the lower intervals of the San Andres formation on the Company’s oil and gas properties which could potentially yield up to 20 million untapped barrels of oil. The study has identified 50 well locations to be drilled over several years commencing in Q1 of 2026. Each well will cost approximately $3.7 million to drill and is expected to produce 300 to 400 barrels of oil per day (“BOPD”). The Company is actively in discussions with potential drilling partners to share in the costs and the related revenues.

●	The focus on the field over the past year has resulted in infrastructure enhancements nearing completion and production stabilizing. The Company’s engineers have been using technology and science to analyze well logs and prior results to assist in efforts at increasing production and identification of the best pay in the Seven Rivers formation. The Company’s team has also rolled out the use of an AI application for its operators to improve efficiencies and increase production as described in the AI Implementation Press Release located on the Company’s website.

●	The Company continues to make improvements to its balance sheet. In addition to the Seller Agreement, the efforts have included (i) reduction of the senior debt from an original $28 million in principal to approximately $23 million with an escrow reserve of $2.6 million; (ii) termination of a Forward Purchase Agreement (“FPA”) in Q4 and removal of related obligations from the balance sheet by the end of 2024; and (iii) conversion of short-term private loan and warrant liabilities to long-term Convertible Notes (into Class A Common Stock of the Company).

Financial highlights for the fiscal year ended December 31, 2024:

●	Revenue results: Total revenue for the fiscal year 2024 was $19.4 million, which includes a negative $850K impact from the hedging derivatives.

○	The quarterly revenues were driven by consistent and stable oil production across the year. The field team successfully stabilized average production at approximately 950 barrels of oil per day across the year, which was a key achievement for 2024.

○	The cash revenues were $20 million averaging about $5.0 million per quarter. The fluctuation in cash revenues by quarter was due principally to the market price of oil. Going into 2025, our current oil production is 70% hedged at a price of $70.00 per barrel or greater.

○	The quarterly revenues net of the non-cash impact of the hedging derivatives fluctuated up and down by as much as $2 million from the $5 million of cash revenue run rate.

●	Field results: The Company had income from operations of $6.5 million for the fiscal year.

○	The lease operating expenses (“LOE”) was $700K per month for the last nine months of the year. This is a reduction in LOE from the Q1 average of $765K per month, and the 2023 average of $845K per month.

○	The field infrastructure enhancements and upgrades are reflected in the $6.0 million of capital expenditures. The water and flowline repairs and upgrades, well modernization efforts, electric system upgrades, satellite test station upgrades and the purchase of production equipment led to both production stabilization and reduction of LOE costs.

●	G&A results: The general and administrative (“G&A”) costs of $10.4 million for the fiscal year included a significant amount of non-cash costs, and costs related to Acquisition matters relating settlement of agreements, complicated instruments on the balance sheet, required filings and other legal aspects.

○	There were approximately $1.6 million of non-cash, equity-based costs for fees, settlements and other obligations for the fiscal year that are a direct result of the closing of the Acquisition. These costs do not repeat in 2025

○	The professional fees for legal and audit services stemming from the Acquisition of approximately $1.4 million are included in the G&A costs for the fiscal year. These types of costs should dramatically be reduced in the second half of 2025.

○	Insurance costs for the fiscal year were $1.4 million, which included higher costs due to being a new public company. The rates for 2025 will drop by $500K.

●	Other income and expense results: There was a net $8.7 million charge for interest expense and various non-cash impacts to the fiscal year results.

○	Interest expense of $7.6 million includes: $4.1 million of expense for the reserve-based loan; $2.8 million for the Seller note at Acquisition that does not require cash payments until a future date; and $700K of interest primarily from pre-Acquisition private loans.

○	The net $1.1 million of non-cash impacts primarily include: $2.4 million for the amortization of financing costs; a net $400K derivative impact relating to the FPA, warrants and convertible notes; and a $1.7 million gain from settling certain liabilities.

“Our team has spent the past year working on the infrastructure of our field, modernizing the Grayburg-Jackson field and making it vertically integrated. We believe it’s now prepared to grow and sustain profitability for many years to come. The foundation has been laid and now it is time to begin our growth,” said Dante Caravaggio, President and Chief Executive Officer. “We continue to see the potential of the Seven Rivers waterflood. We see as much, or more, potential from horizontal drilling in the San Andres, which is expected to start in Q1 of 2026. The permitting of such wells and sourcing of a horizontal drilling partner for them is underway.”

“Behind the scenes, we had a team using technology and science to analyze well logs and prior results to assist in increasing production and identifying the best pay in the Seven Rivers. This team also produced a study for a horizontal drilling program in the San Andres interval, which has significant potential for 2026 and beyond,” said Jesse Allen, Vice President of Operations. “We also rolled out the use of an AI application for our operators to improve efficiencies and increase production. And we are exploring innovative processes for well recompletions and stimulations to lower the cost of workovers.”

“It is very rewarding to see how the hard efforts of the field operations team have stabilized the field while reducing operating expenses,” said Mitchell B. Trotter, CFO. “The management team also made good progress in 2024 to start cleaning up the balance sheet by terminating the FPA in Q4, and starting to convert short-term private loans and warrant liabilities to long-term Convertible Notes.”

About the Oil Field Property

In November 2023, the Company acquired LH Operating, LLC (“LHO”) including its holdings in New Mexico of oil and gas waterflood production comprising 13,700 contiguous leasehold acres, 342 producing wells and 207 injection wells situated on 20 federal and 3 state leases in the Grayburg-Jackson Oil Field. The Grayburg-Jackson Oil Field is located on the Northwest Shelf of the prolific Permian Basin in Eddy County, New Mexico.

Leasehold rights of LHO, now a wholly owned subsidiary of the Company, include the Seven Rivers, Queen, Grayburg and San Andres intervals that range from as shallow as 1,500 feet to 4,000 feet in depth. The December 2023 reserve report from our third-party engineer, William H. Cobb and Associates, Inc. (“Cobb”), reflects LHO to have proven reserves of approximately 15.4 million barrels of oil and 3.5 billion cubic feet of natural gas. The mapped original-oil-in-place (“OOIP”) in the LHO leasehold is approximately 876 million barrels of oil in the Grayburg and San Andres intervals and 80 million barrels in the Seven Rivers interval for a total OOIP of approximately 956,000,000 barrels of oil.

Our primary production is currently from the Seven Rivers zone. In addition to proven reserves, the Company believes it may access an additional 34 million barrels of oil by adding perforations in the Grayburg and San Andres formations. With proven oil reserves of over 15 million barrels, combined with the potential 34 million additional barrels from the Grayburg and San Andres zones, LHO should produce oil and a revenue stream for more than two decades with a low decline rate.

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in the United States. EON’s long-term goal is to maximize total shareholder value from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development, production enhancement, and other exploitation efforts on its oil and natural gas properties.

EON’s Class A Common Stock trades on the NYSE American Stock Exchange (NYSE American: EONR) and the Company’s public warrants trade on the NYSE American Stock Exchange (NYSE American: EONR WS). For more information on EON, please visit the Company’s website: https://eon-r.com/

NYSE American Section 610(b) Public Announcement

In addition, the audit opinion provided by the Company’s independent public auditing firm relating to the Company’s audited consolidated financial statements for the year ended December 31, 2024, included a going concern qualification. The financial statements were included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the Securities and Exchange Commission. The opinion of the Company’s independent public auditing firm notes that the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. The Company’s independent public auditing firm indicated in its opinion that these conditions raise a substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans to alleviate this substantial doubt include improving profitability through streamlining costs, maintaining active hedge positions for its proven reserve production, and the issuance of additional shares of Class A common stock under the Common Stock Purchase Agreement with White Lion Capital, LLC. The Company has a three-year Common Stock Purchase Agreement with a maximum funding limit of $150,000,000 that can fund the Company operations and production growth, and be used to reduce liabilities of the Company, subject to the Company’s Form S-1 Registration Statement, which was declared effective by the Securities and Exchange Commission on August 9, 2024.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com

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